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                                                                    EXHIBIT 21.1


                      LIST OF SUBSIDIARIES OF THE COMPANY

 1. 3D Stabilisers Ltd. (Scotland)
 2. Agri-Empresa, Inc. (TX)
 3. Agri-Empresa Transportation, Inc. (TX)
 4. Charles Holston, Inc. (LA)
 5. Coil Tubing Services, L.L.C. (LA)
 6. Diamond Wireline Services, Inc. (TX)
 7. Drill Motor Services, Inc. (LA)
 8. Dyna Drill Technologies, Inc. (TX)
 9. Grinding and Sizing Company, Inc. (TX)
10. Integrity Industries, Inc. (TX)
11. PathFinder Energy Services, Inc. (LA)
12. PathFinder Energy Services Limited (UK)
13. PathFinder Energy Services AS (Norway)
14. Perf-O-Log, Inc. (TX)
15. STG Transportation, Inc. (TX)
16. Thomas Energy Services, Inc. (LA)
17. Well Safe, Inc. (TX)
18. W-H Drilling Solutions, Inc. (TX)